                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant                     / /

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                COPYTELE, INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3)
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                                 COPYTELE, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 JULY 24, 1996

                            ------------------------

TO THE SHAREHOLDERS OF COPYTELE, INC.

     You are cordially invited to attend the Annual Meeting of Shareholders (the 'Annual Meeting') of CopyTele, Inc., a Delaware corporation (the 'Company'), to be held at the Fox Hollow, Woodbury, New York, on Wednesday, July 24, 1996, at 10:30 A.M., for the following purposes:

          (1) To elect five directors.

          (2) To approve a proposed amendment to the CopyTele, Inc. 1993 Stock Option Plan, as amended, to increase the number of shares of the Company's Common Stock available for issuance pursuant to grants thereunder from 14,000,000 to 20,000,000 (as adjusted for the two-for-one stock split declared by the Board of Directors in May 1996).

          (3) To ratify the selection of Arthur Andersen LLP, independent public accountants, as independent auditors of the Company for the fiscal year ending October 31, 1996.

          (4) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The Board of Directors by resolution has fixed the close of business on June 17, 1996 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof and only holders of record of Common Stock at the close of business on such date will be entitled to notice of, and to vote at, the Annual Meeting.

     PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE REPRESENTED AT THE ANNUAL MEETING IF YOU ARE UNABLE TO ATTEND AND VOTE IN PERSON.

                                           By Order of the Board of Directors,

                                              /s/ Anne Rotondo
                                               ANNE ROTONDO
                                                Secretary

Huntington Station, New York
June 24, 1996

                                 COPYTELE, INC.
                             900 WALT WHITMAN ROAD
                       HUNTINGTON STATION, NEW YORK 11746

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                 JULY 24, 1996

                            ------------------------

     This Proxy Statement is furnished to the holders of Common Stock, par value $.01 per share (the 'Common Stock'), of CopyTele, Inc., a Delaware corporation (the 'Company'), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Wednesday, July 24, 1996, and at any adjournments thereof (the 'Annual Meeting'). This Proxy Statement and the accompanying form of proxy are first being sent to shareholders on or about June 24, 1996.

     All references to amounts of Common Stock have been adjusted to reflect the two-for-one stock split declared in May 1996 and issued on June 17, 1996 to stockholders of record at the close of business on June 4, 1996 in the form of a stock divided of one share of Common Stock for each share outstanding.

RECORD DATE

     The Board of Directors has fixed the close of business on June 17, 1996 as the record date (the 'Record Date') for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Each such shareholder will be entitled to one vote for each share of Common Stock held on all matters to come before the Annual Meeting and may vote in person or by proxy authorized in writing. At the Record Date, there were 56,764,366 shares of Common Stock issued and outstanding.

MATTERS TO BE CONSIDERED

     At the Annual Meeting, shareholders will be asked to consider and vote upon the election of five directors, to approve a proposed amendment to the CopyTele, Inc. 1993 Stock Option Plan, as amended (the '1993 Stock Option Plan') to increase the number of shares of the Company's Common Stock available for issuance pursuant to grants thereunder from 14,000,000 to 20,000,000, and to ratify the selection of Arthur Andersen LLP as the Company's independent auditors for fiscal year 1996. The Board of Directors knows of no matters that are to be brought before the Annual Meeting other than as set forth in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.


REQUIRED VOTES

     The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter is required for the election of directors, assuming a quorum is present. Only shares of Common Stock that are voted in favor of a nominee will be counted toward that nominee's achievement of a plurality. Shares of Common Stock held by shareholders present in person at the Annual Meeting that are not voted for a nominee or shares held by shareholders represented at the Annual Meeting by proxy from which authority to vote for a nominee has been properly withheld (including broker non-votes) will not be counted toward that nominee's achievement of a plurality.

     Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matters at the Annual Meeting is required for approval of the proposed amendment to the 1993 Stock Option Plan and ratification of the selection of Arthur Andersen LLP as the Company's independent auditors for fiscal year 1996. With respect to an abstention on either of these matters, the shares will be considered present and entitled to vote at the Annual Meeting and they will have the same effect as votes against the matter. With respect to broker non-votes, the shares will not be considered entitled to vote at the Annual Meeting for such matter and the broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote for such matter by reducing the total number of shares from which the majority is calculated.

VOTING AND REVOCATION OF PROXIES

     Shareholders are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given, proxies will be voted FOR the election of each nominee for election as a director named herein, FOR the approval of the proposed amendment to the 1993 Stock Option Plan, and FOR the ratification of the selection of Arthur Andersen LLP as the Company's independent auditors for fiscal year 1996.

     Any proxy signed and returned by a shareholder may be revoked at any time before it is voted by filing with the Secretary of the Company written notice of such revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

PROXY SOLICITATION

     The Company will bear the costs of solicitations of proxies for the Annual Meeting. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies from shareholders by telephone, telegram, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of Common Stock held of record by them, and such custodians will be reimbursed for their reasonable expenses.

                             ELECTION OF DIRECTORS

     Five directors are to be elected at the Annual Meeting by the holders of Common Stock, each to serve until the next Annual Meeting of Shareholders and until his successor shall be elected and shall qualify. All of the nominees at present are available for election as members of the Board of Directors. If for any reason a nominee becomes unavailable for election, the proxies solicited by the Board of Directors will be voted for a substitute nominee selected by the Board of Directors. Information regarding the nominees is as follows:

                                                 POSITION WITH THE COMPANY
NAME                                              AND PRINCIPAL OCCUPATION           AGE    DIRECTOR SINCE
- ----------------------------------------  ----------------------------------------   ----   --------------
Denis A. Krusos.........................  Director, Chairman of the Board and          68        1982
                                            Chief Executive Officer
Frank J. DiSanto........................  Director and President                       71        1982
Gerald J. Bentivegna....................  Director, Vice President--Finance            46        1995
                                            and Chief Financial Officer
John E. Gillies.........................  Director; Partner of Gillies and             69        1992
                                            Meares, Attorneys-at-Law
John R. Shonnard........................  Director                                     80        1988

     Mr. Krusos has been a Director, Chairman of the Board and Chief Executive Officer of the Company since November 1982. He holds an M.S.E.E. degree from Newark College of Engineering, a B.E.E. degree from City College of New York and a Juris Doctor from St. John's University and is a member of the New York bar.

     Mr. DiSanto has been a Director and President of the Company since November 1982. He holds a B.E.E. degree from Polytechnic Institute of Brooklyn and an M.E.E. degree from New York University.

     Mr. Bentivegna has been Vice President--Finance and Chief Financial Officer of the Company since September 1994 and was elected a Director of the Company in July 1995. Prior to joining the Company, Mr. Bentivegna was employed at Marino Industries Corp. for approximately 10 years, where he served as

Controller, Treasurer and Chief Financial Officer. He holds an MBA degree from Long Island University and a B.B.A. from Dowling College.


     Mr. Gillies has been a Director of the Company since January 1992. He has been an attorney for over forty years and formerly served as a Village Justice and as a Village Attorney of the Incorporated Village of Farmingdale. He is also Honorary President of St. Mary's Children and Family Services, a not-for-profit child care agency for which he has served in various capacities for over twenty years.

     Mr. Shonnard has been a Director of the Company since January 1988. He had been a research consultant to the Company from August 1983 until his retirement in May 1988. Mr. Shonnard was engaged in development engineering in the communications field for over fifty years. Mr. Shonnard has held numerous patents in the communications field.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In fiscal 1995, Peri D. Krusos, Denis Z. Krusos and Daniel A. DiSanto exercised warrants to purchase 103,900, 103,900 and 66,800 shares of Common Stock, respectively, at the weighted average exercise price of $2.75 per share of the Company's Common Stock and from January 11, 1996 through March 4, 1996, Peri D. Krusos and Denis Z. Krusos each exercised warrants to purchase 138,280 shares of the Company's Common Stock at the weighted average exercise price of $1.91 per share, in each case adjusted for the two-for-one stock splits declared by the Board of Directors in February 1991 and May 1996 and the anti-dilution provisions of the warrants. Each exercise price represented the fair market value of the Company's Common Stock on the date of issuance of the warrants. The warrants were issued in fiscal 1990 in conjunction with sales of Common Stock by the Company to the foregoing individuals. Peri D. Krusos and Denis Z. Krusos are the daughter and son, respectively, of Denis A. Krusos, and Daniel A. DiSanto is the son of Frank J. DiSanto.

     As of June 10, 1996, Peri D. Krusos, Denis Z. Krusos and Daniel A. DiSanto each held warrants to purchase 174,302 shares of Common Stock, as adjusted for the two-for-one stock splits declared by the Board of Directors in February 1991 and May 1996 and the anti-dilution provisions of the warrants, all of which are exercisable.

BOARD COMMITTEES, FUNCTIONS AND ATTENDANCE

     The Company has an Audit Committee consisting of Messrs. Denis A. Krusos, John E. Gillies and John R. Shonnard. The primary functions of this committee are to review the internal controls and financial statements of the Company, recommend independent public accountants to the Board of Directors and review the results of the independent public accountants' audits.

     The Company has a Stock Option Committee consisting of Mr. John E. Gillies and Mr. John R. Shonnard which administers the Company's 1993 Stock Option Plan.

     The Company currently has no other standing, nominating or compensation committees of the Board of Directors or committees performing similar functions.

     Four meetings of the Board of Directors, one meeting of the Audit Committee and nine meetings of the Stock Option Committee were held during the fiscal year ended October 31, 1995. During such year, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which he served while a member thereof.

                       PRINCIPAL HOLDERS OF COMMON STOCK

     The following table sets forth certain information with respect to the Common Stock beneficially owned as of June 10, 1996 by (a) each person who is known by the management of the Company to be the beneficial owner of more than 5% of the Common Stock, (b) each director or executive officer of the Company and (c) all directors and executive officers as a group:

                                           AMOUNT AND NATURE OF
                                                BENEFICIAL               PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER           OWNERSHIP(1)              OF CLASS
- ----------------------------------------   --------------------          --------
Denis A. Krusos ........................         6,633,940(2)              11.33%
900 Walt Whitman Road
Huntington Station, NY 11746

Frank J. DiSanto .......................         6,295,460(2)(3)           10.77%
900 Walt Whitman Road
Huntington Station, NY 11746

Frank W. Trischetta ....................           158,000(2)                .28%
900 Walt Whitman Road
Huntington Station, NY 11746

Gerald J. Bentivegna ...................            61,000(2)                .11%
900 Walt Whitman Road
Huntington Station, NY 11746

John E. Gillies ........................            81,000(2)                .14%
320 Conklin Street
Farmingdale, NY 11735

John R. Shonnard .......................           247,200(2)(4)             .44%
12521 Rios Road
San Diego, CA 92128

All Directors and Executive Officers
as a Group (6 persons)..................        13,476,600(2)(3)(4)        22.20%

- ------------------

(1) A beneficial owner of a security includes any person who directly or indirectly has or shares voting power and/or investment power with respect to such security or has the right to obtain such voting power and/or investment power within sixty (60) days. Except as otherwise noted, each designated beneficial owner in this Proxy Statement has sole voting power and investment power with respect to the Common Stock beneficially owned by such person.

(2) Includes 1,829,680 shares, 1,749,680 shares, 158,000 shares, 60,000 shares,
    80,000 shares, 117,600 shares and 3,994,960 shares as to which Denis A. Krusos, Frank J. DiSanto, Frank W. Trischetta, Gerald J. Bentivegna, John E. Gillies, John R. Shonnard and all directors and executive officers as a group, respectively, have the right to acquire upon exercise of options granted pursuant to the CopyTele, Inc. Stock Option Plan adopted in 1987 (the '1987 Stock Option Plan') and the 1993 Stock Option Plan.

(3) Includes 2,000,000 shares of Common Stock held in the Frank J. DiSanto Revocable Living Trust. Mr. DiSanto is the trustee and has sole voting and investment power of the trust.

(4) Includes 129,600 shares of Common Stock which are held in a revocable trust by Wells Fargo Bank (successor to First Interstate Bank of California), as trustee of such trust. Mr. Shonnard and his wife, Janet L. Shonnard, are the beneficiaries of such trust and, under certain circumstances, may jointly exercise the voting power and investment power of the trust.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Messrs. Denis A. Krusos, Chairman of the Board, Chief Executive Officer and Director, Frank J. DiSanto, President and Director, Gerald J. Bentivegna, Vice President--Finance, Chief Financial Officer and Director and Frank W. Trischetta, Senior Vice President of Marketing and Sales, are the executive officers of the Company. While there are no formal agreements, Denis A. Krusos and Frank J. DiSanto waived any and all rights to receive salary and related pension benefits for an undetermined period of time commencing November 1, 1985. As a result, Mr. Krusos received no salary or bonus during the last three fiscal years and no other executive officer received a salary or bonus in excess of $100,000 during the fiscal year ended October 31, 1995. The following is compensation information regarding Mr. Krusos for the fiscal years ended October 31, 1995, 1994 and 1993:

                           SUMMARY COMPENSATION TABLE

                                                     LONG-TERM
                                                COMPENSATION AWARDS
                                               ----------------------
                                  FISCAL             SECURITIES
NAME AND PRINCIPAL POSITION     YEAR ENDED     UNDERLYING OPTIONS (#)
- ----------------------------    ----------     ----------------------
Denis A. Krusos--Chairman of     10/31/95               900,000
  the Board, Chief Executive     10/31/94               200,000

  Officer and Director           10/31/93             1,000,000

     The following is information regarding stock options granted to Mr. Krusos pursuant to the 1993 Stock Option Plan during the fiscal year ended October 31, 1995:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE VALUE
                                                                                        AT ASSUMED ANNUAL RATES
                       NUMBER OF         PERCENT OF                                          OF STOCK PRICE
                       SECURITIES           TOTAL                                             APPRECIATION
                       UNDERLYING      OPTIONS GRANTED                                      FOR OPTIONS TERM
                        OPTIONS         TO EMPLOYEES        EXERCISE      EXPIRATION   --------------------------
NAME                 GRANTED (#)(1)    IN FISCAL YEAR     PRICE ($/SH)       DATE         5% ($)       10% ($)
- ------------------   --------------    ---------------    ------------    ----------   ------------  ------------
Denis A. Krusos...         1,520              .03%           $3.369(2)      1/3/00     $       820   $      2,376
                          28,160              .54%           $3.369(2)      1/3/00     $    15,195   $     44,019
                         370,320             7.05%           $3.063(3)      1/3/05     $   713,233   $  1,807,471
                         500,000             9.52%            3.313(3)      5/2/05     $ 1,041,607   $ 62,639,636

- ------------------

(1) The options are exercisable in whole or in part commencing one year following the date of grant unless otherwise accelerated in accordance with the terms of the 1993 Stock Option Plan. The options are not issued in tandem with stock appreciation or similar rights and are not transferable other than by will or the laws of descent and distribution. The options terminate upon termination of employment, except that in the case of death, disability or termination for reasons other than cause, options may be exercised for certain periods of time thereafter as set forth in the 1993 Stock Option Plan.

(2) The exercise price of these options was equal to 110% of the fair market value of the underlying Common Stock on the date of grant (fair market value being defined in the 1993 Stock Option Plan as the last sales price of the Company's Common Stock on NASDAQ-NMS on the date of grant). These options when granted were intended to be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Of these options, 28,160 were converted to nonqualified stock options as a result of an acceleration of their exercise date from 1996 into 1995.

(3) The exercise price of these options was equal to the fair market value of the underlying Common Stock on the date of grant. These options are nonqualified stock options.

     The following is information regarding stock option exercises during fiscal 1995 by Mr. Krusos and values of his options as of October 31, 1995:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION/VALUES

                                                                          NUMBER OF                       VALUE OF
                                                                    SECURITIES UNDERLYING               UNEXERCISED
                                    SHARES                           UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                                  ACQUIRED ON                       AT FISCAL YEAR END (#)         AT FISCAL YEAR END ($)
                                   EXERCISE        VALUE         ----------------------------   -----------------------------
NAME                                  (#)       REALIZED ($)     EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- --------------------------------  -----------   ------------     -----------   --------------   -----------    --------------
Denis A. Krusos.................    440,000       $690,000(1)      2,297,000      --            $ 1,161,591(2)     $  --

- ------------------
(1) Such value was determined by applying the net difference between the selling price of the Common Stock sold on the day of exercise, and the exercise price for Mr. Krusos' options to the number of options exercised. The exercise price of these options was equal to the fair market value of the underlying Common Stock on the date of grant (fair market value being defined in the 1987 Stock Option Plan as the last sales price of the Company's Common Stock on NASDAQ-NMS on the day preceding the date of grant).

(2) Such value was determined by applying the net difference between the last sales price of the Company's Common Stock on October 31, 1995 and the exercise price for Mr. Krusos' options to the number of unexercised in-the-money options that he held. The exercise price of these options was at least equal to the fair market value of the underlying common stock as defined in the applicable Plan.

     There is no present arrangement for the compensation of directors for services in that capacity. Upon approval of the amendment of the 1993 Stock Option Plan by the Company's shareholders on July 19, 1995, each nonemployee director elected at the 1995 Annual Meeting received nonqualified stock options to purchase 40,000 shares of Common Stock and such nonemployee directors will receive nonqualified stock options to purchase 40,000 shares of Common Stock at each subsequent annual meeting of the Company's shareholders at which such director is elected to the Board of Directors. In addition, any future nonemployee director elected to the Board of Directors will receive nonqualified stock options to purchase 20,000 shares of Common Stock upon such director's initial election to the Board of Directors and 40,000 shares in each subsequent year that such director is elected to the Board of Directors.

          REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION*

     Since the Company is a development stage enterprise, it has not had any revenues to support its operations since its inception. In view of the fact that the Company's executive officers, with the exception of Gerald J. Bentivegna, have waived all salary and related pension benefits for fiscal year 1995, the Board of Directors did not adopt any policy with respect to the payment of cash compensation to the executive officers of the Company for such period. At such time as the executive officers of the Company, other than Mr. Bentivegna (and Mr. Trischetta who was elected as an officer in February 1996 and receives a salary), withdraw their waivers, it is contemplated that the Board of Directors will develop and adopt a compensation policy for its executive officers generally, including the Company's Chief Executive Officer. Although a salary of less than $100,000 was paid to Mr. Bentivegna in fiscal year 1995, such compensation was not part of an overall compensation policy, was determined solely by the Company's Chief Executive Officer, and was not specifically related to corporate performance.

     Generally, options under the 1993 Stock Option Plan are granted as an inducement in respect of future performance. During fiscal year 1995, options were granted to Denis A. Krusos, Frank J. DiSanto and Gerald J. Bentivegna for 900,000, 900,000 and 150,000 shares of Common Stock, respectively, under the 1993 Stock Option Plan. In granting such options, the Stock Option Committee, which is comprised solely of nonemployee directors of the Company, did not take into account the number of shares of Common Stock owned by such persons. The 1993 Stock Option Plan also provides for the granting of stock appreciation rights, although no stock appreciation rights have been granted under the 1993 Stock Option Plan. The Board of Directors believes that the 1993 Stock Option Plan has been, and will continue to be, effective in attracting and retaining executives and employees.

     With certain exceptions, Section 162(m) ('Section 162(m)') of the Internal Revenue Code of 1986, as amended (the 'Code'), denies a deduction to the Company for compensation paid to certain executive officers in excess of $1 million per executive per taxable year. (See 'Proposal to Amend the 1993 Stock Option Plan-- Certain Federal Income Tax Consequences--Certain Limitations on the Deductibility of Executive Compensation' for the application of the deduction limitation of Section 162(m) to options granted under the 1993 Stock Option
Plan).

     This Report has been prepared by the Board of Directors.

Denis A. Krusos                        John R. Shonnard
Frank J. DiSanto                       John E. Gillies
Gerald J. Bentivegna

- ------------------
* The disclosure contained in the Report of the Board of Directors on Executive Compensation and the Performance Graph which follows this section is not incorporated by reference into any prior filings by the Company under the Securities Act or the Exchange Act that incorporated future filings or portions thereof (including this Proxy Statement).

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a graph showing the five-year cumulative total return for (i) the Common Stock, (ii) the NASDAQ Stock Market U.S. Index, a broad market index covering shares of common stock of domestic companies that are listed on NASDAQ, and (iii) the NASDAQ Electronic Component Stock Index, a group of companies that are engaged in the manufacture of electronic components and related accessories with a Standard Industrial Classification code of 367 and listed on NASDAQ.

     The Board of Directors recognizes that the market price of stock is influenced by many factors, only one of which is Company performance. The stock price performance shown on the graph is not necessarily indicative of future price performance.

                        COMPARISON OF 5 YEAR CUMULATIVE
                                TOTAL RETURN (1)

  [Pursuant to Rule 304 of Regulation S-T, the Stockholder Return Performance
               Graph is represented in tabular data form below]

                                                                     1990    1991    1992    1993    1994    1995
                                                                     ----    ----    ----    ----    ----    ----
CopyTele, Inc.....................................................   $100     295     308     277     120     206
Nasdaq Stock Market U.S. (2)......................................   $100     169     191     246     247     333
NASDAQ Electronic Components (2)..................................   $100     144     202     346     382     769

- ------------------
(1) The comparison of total return on investment for each fiscal year ended October 31 assumes that $100 was invested on November 1, 1990 in each of the Company, the NASDAQ Stock Market U.S. Index and the NASDAQ Electronic Component Index with investment weighted on the basis of market capitalization and all dividends reinvested. In addition, the total returns account for the Company's two-for-one stock split in February 1991.

(2) The total returns for each NASDAQ index are based on information provided by NASDAQ, which had been prepared by the Center for Research in Securities Prices at the University of Chicago.

                  PROPOSAL TO AMEND THE 1993 STOCK OPTION PLAN

     The 1993 Stock Option Plan was adopted by the Company's Board of Directors on April 28, 1993, and approved by the Company's shareholders on July 14, 1993. The 1993 Stock Option Plan was amended as of May 3, 1995 and such amendment was approved by the Company's shareholders on July 19, 1995. The purpose of the 1993

Stock Option Plan is to attract, retain and motivate employees, consultants and Director Participants (as hereinafter defined) of the Company or any subsidiary or parent corporation thereof now existing or hereafter formed or acquired, and to give such persons an opportunity to acquire a proprietary interest or increase their existing ownership interest in the Company, with the intention of creating in such persons a greater concern for the welfare of the Company. As of June 10, 1996, only 908,000 shares of Common Stock remained available under the 1993 Stock Option Plan for future grants of stock options and/or stock appreciation rights.

     The Board of Directors has recommended that the shareholders approve an amendment to the 1993 Stock Option Plan to increase the number of shares of the Company's Common Stock available for issuance pursuant to grants thereunder from 14,000,000 to 20,000,000.

     The Board of Directors believes that the proposed increase in the number of authorized shares is necessary because of the need to continue to make grants under the 1993 Stock Option Plan to attract, retain and motivate key employees, consultants and Director Participants.

     The following summary of the 1993 Stock Option Plan is not intended to be complete and is qualified in its entirety by reference to the 1993 Stock Option Plan.

     The 1993 Stock Option Plan has been, and will continue to be, administered by the Stock Option Committee. Two types of options ('Options') may be granted pursuant to the 1993 Stock Option Plan: those intended to qualify as 'incentive stock options' ('Incentive Options') within the meaning of Section 422 of the Code, and those not intended to satisfy the requirements for Incentive Options ('Nonqualified Options'). In addition, stock appreciation rights ('Rights') may be granted alone or in conjunction with or in the alternative to Options. The 1993 Stock Option Plan currently provides for the granting of Options or Rights to purchase or acquire, in the aggregate, up to 14,000,000 shares of Common Stock (which number is subject to adjustment in the event of stock dividends, stock splits and other contingencies) (the 'Shares') during the ten year period from April 28, 1993 through April 27, 2003. If approved by the Company's shareholders, however, the 1993 Stock Option Plan will be amended to provide for the granting of Options or Rights to purchase or acquire, in the aggregate, up to 20,000,000 Shares, with no individual optionee to be granted in any given year stock options and stock appreciation rights to purchase, in the aggregate, more than 1,000,000 shares of the Company's Common Stock.

ELIGIBILITY AND EXTENT OF PARTICIPATION

     Incentive Options and Rights may be granted only to salaried employees of the Company or any subsidiary or parent corporation thereof now existing or hereafter formed or acquired. Nonqualified Options and Rights may be granted to employees and consultants (serving on a continuous basis) or any person who shall have retired from active employment by or service with the Company or any subsidiary or parent corporation thereof now existing or hereafter formed or acquired. Nonqualified Options are granted to Director Participants as set forth below. As of June 10, 1996 approximately 43 employees and consultants were eligible to participate in the 1993 Stock Option Plan, which number includes the four executive officers of the Company. Two non-employee directors are deemed

Director Participants under the 1993 Stock Option Plan.

KEY EMPLOYEES AND CONSULTANTS

     Options or Rights. The purchase price of Shares issuable upon exercise of each Incentive Option granted pursuant to the 1993 Stock Option Plan may be not less than 100% of the fair market value of such Shares on the date the Option is granted, as determined by the Committee in accordance with the 1993 Stock Option Plan. In the case of an Incentive Option granted to any holder of capital stock of the Company (or any subsidiary or parent corporation) representing 10% or more of the voting power of the Company (or any subsidiary or parent corporation), the purchase price of Shares issuable upon exercise of such Incentive Option may be not less than 110% of the fair market value of such Shares on the date the Option is granted, as determined by the Committee in accordance with the 1993 Stock Option Plan. The purchase price for Shares issuable upon exercise of each Nonqualified Option shall be no less than 80% of the fair market value of such Shares on the date of grant of such Nonqualified Option. The term of each Option granted under the 1993 Stock Option Plan shall be determined by the Stock Option Committee, except that no Incentive Option may be exercisable more than ten years after the date on which it is granted and no Incentive Option granted to any holder of capital stock of the Company (or any subsidiary or parent corporation) representing 10% or more of the voting power of the Company (or any subsidiary or parent corporation), may be exercisable more than five years after the date on which it is granted. The Stock Option Committee has the right to accelerate, in whole or in part, rights to exercise any Option granted under the 1993 Stock Option Plan.

     Stock Appreciation Rights. In the discretion of the Stock Option Committee, a Right may be granted (i) alone, (ii) simultaneously with the grant of an Option (either Incentive or Nonqualified) and in conjunction therewith or
(iii) subsequent to the grant of a Nonqualified Option and in conjunction therewith or in the alternative thereto. The exercise price of a Right granted alone shall be determined by the Stock Option Committee but may not be less than one hundred percent (100%) of the fair market value of one Share on the date of grant of such Right. A Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto will have the same exercise price as the related Option, will be transferable only upon the same terms and conditions as the related Option, and will be exercisable only to the same extent as the related Option; provided, however, that a Right, by its terms, will be exercisable only when the fair market value of the Shares subject to the Right and related Option exceeds the exercise price thereof.

     The holder of a Right may elect to receive from the Company, upon a written request filed with the Secretary of the Company at its principal office (the 'Request'), a number of Shares, an amount of cash or any combination of Shares and cash as specified in the Request (subject to the approval of the Stock Option Committee) having an aggregate value equal to the product of (i) the excess of the fair value on the date of the Request of one Share over the exercise price specified in such Right or its related Option, multiplied by (ii) the number of Shares for which such Right is being exercised. The Stock Option Committee, in its discretion, may impose a maximum limitation on the amount of cash, the fair market value of Shares, or a combination thereof, which may be received by a holder upon exercise of a Right. Within 30 days of the receipt by the Company of a Request to receive cash in full or partial settlement of a Right or to exercise such Right for cash, the Stock Option Committee shall, in its sole discretion, either consent to or disapprove, in whole or in part, such Request.

     Termination of Options and Rights. Upon the termination of employment of an employee or of the continuing services of any consultant, any Option or Right granted to such employee or consultant pursuant to the 1993 Stock Option Plan will, to the extent not theretofore exercised, terminate and become null and void; provided, however, that in case of death, disability or termination for reasons other than cause such Options and Rights may be exercised for certain periods of time thereafter as set forth in the 1993 Stock Option Plan.

DIRECTOR PARTICIPANTS

     Annual Stock Option Grants to Director Participants. Each nonemployee director of the Company (a 'Director Participant') is automatically granted Nonqualified Options to purchase 20,000 Shares upon the initial election to the Board of Directors and Nonqualified Options to purchase 40,000 shares in each subsequent year that such director is elected to the Board of Directors. The purchase price of the Shares covered by the Nonqualified Options to be granted to a Director Participant shall be the fair market value of such Shares on the date such Option is granted.

     Nonqualified Options granted to Director Participants may not be exercised for the twelve month period immediately following the date of grant. Thereafter, such Nonqualified Options will be exercisable for the period ending five years from the date of grant, subject to limitations or restrictions pursuant to the terms of the 1993 Stock Option Plan. Upon termination of a Director Participant's directorship, any Nonqualified Option granted to such Director Participant will, to the extent not theretofore exercised, terminate and be null and void; provided, however, that in case of death or disability such Options may be exercised for certain period of time thereafter as set forth in the 1993 Stock Option Plan.

GENERAL

     Amendment of the 1993 Stock Option Plan and Termination. Subject to certain exceptions with respect to Nonqualified Options granted to Director Participants, the 1993 Stock Option Plan may be amended from time to time by the Board of Directors, provided that no amendment will be made, without the approval of the shareholders, that will (i) increase the total number of Shares reserved for Options and Rights under the 1993 Stock Option Plan (other than an increase resulting from an adjustment for changes in capitalization such as a stock dividend or stock split), (ii) reduce the exercise price of any Incentive

Option granted below the price required by the 1993 Stock Option Plan, (iii) modify the provisions of the 1993 Stock Option Plan relating to eligibility or
(iv) materially increase the benefits accruing to participants under the 1993 Stock Option Plan.

     The Board of Directors may at any time suspend or terminate the 1993 Stock Option Plan, provided that rights and obligations under any Option or Right granted while the 1993 Stock Option Plan is in effect may not be altered or impaired by suspension or termination, except upon the consent of the person to whom the Option or Right was granted.

     Adjustment of Shares upon the Occurrence of Certain Events. In the event of any change in the outstanding Shares through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or other like change in capital structure of the Company, appropriate adjustments will be made by the Committee to each outstanding Option and Right under the 1993 Stock Option Plan and to the maximum number of Shares which may be acquired pursuant to the exercise of Options and Rights, and the number of Shares and price per Share subject to outstanding Options or Rights as shall be equitable to prevent dilution or enlargement of rights under such Options or Rights, and the determination of the Committee as to these matters will be conclusive.

     Change in Control. In the event of a 'change in control' of the Company, as described in the 1993 Stock Option Plan, all then outstanding Options and Rights shall immediately become exercisable. The Committee, in its sole discretion, may determine that, upon the occurrence of a change in control, each Option or Right then outstanding will terminate within a specified number of days after notice to the holder, and such holder will receive, with respect to each Share subject to such Option or Right, cash in an amount equal to the excess of the fair market value of such Share immediately prior to the occurrence of such transaction over the exercise price per Share of such Option or Right. The provisions contained in the preceding sentence will be inapplicable to an Option or Right granted within six (6) months before the occurrence of a transaction described above if the holder of such Option or Right is subject to the reporting requirements of Section 16(a) of the Exchange Act.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The statements in the following paragraphs are based on current interpretations of existing federal income tax law, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex and the statements represent only a general summary of some of the applicable provisions.

     Incentive Options. An employee who receives an Incentive Option does not recognize any taxable income upon the grant of such Incentive Option. Similarly, the exercise of an Incentive Option generally does not give rise to federal income tax to the employee, provided that (i) the federal 'alternative minimum tax', which depends on the employee's particular tax situation, does not apply and (ii) the employee is employed by the Company from the date of grant of the Option until 3 months prior to the exercise thereof, except where such employment terminates by reason of disability (where the 3 month period is extended to 1 year) or death (where this requirement does not apply). If an employee exercises an Incentive Option after these requisite periods, the Incentive Option will be treated as a Nonqualified Option and will be subject to the rules set forth below under the caption 'Nonqualified Options and Stock Appreciation Rights'.

     Further, if after exercising an Incentive Option, an employee disposes of the Shares so acquired more than two years from the date of grant and more than one year from the date of transfer of the Shares pursuant to the exercise of such Incentive Option (the 'applicable holding period'), the employee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the amount received for the Shares and the exercise price. If, however, an employee does not hold the Shares so acquired for the applicable holding period--thereby making a 'disqualifying disposition'--the employee would realize ordinary income on the excess of the fair market value of the Shares at the time the Incentive Option was exercised over the exercise price and the balance, if any, would be long-term capital gain (provided the holding period for the Shares exceeded one year and the employee held such Shares as a capital asset at such time).

     If, in a disqualifying disposition, the employee sells the Shares at a price that is below the fair market value of the Shares at the time the Incentive Option is exercised, the amount of ordinary income will be limited to the amount by which the amount realized on the sale exceeds the exercise price.

     An employee who exercises an Incentive Option by delivering shares previously acquired pursuant to the exercise of an Incentive Option is treated as making a 'disqualifying disposition' of such shares if the employee delivers such shares before the expiration of the holding period applicable to such shares. Upon the exercise of an Incentive Option with previously acquired shares as to which no disqualifying disposition occurs, it would appear that the employee would not recognize gain or loss with respect to such previously acquired shares.

     A deduction will not be allowed to the employer corporation for federal income tax purposes with respect to the grant or exercise of an Incentive Option or the disposition, after the applicable holding period, of the Shares acquired upon exercise of an Incentive Option. In the event of a disqualifying disposition, a federal income tax deduction will be allowed to the employer corporation in an amount equal to the ordinary income included in the gross income of the employee, provided that (i) such amount constitutes an ordinary and necessary business expense to the employer corporation and is reasonable and
(ii) the limitations of Section 280G and 162(m) of the Code (as described below) are inapplicable.

     Nonqualified Options and Stock Appreciation Rights. In general, an individual who receives a Nonqualified Option will not recognize any taxable income upon the grant of such Nonqualified Option. Generally, upon exercise of a Nonqualified Option an individual will be treated as having received ordinary income in an amount equal to the excess of (i) the fair market value of the Shares at the time of exercise over (ii) the exercise price.

     In general, an individual who receives a Right will not recognize any taxable income upon the grant of such Right. Generally, upon the receipt of cash or the transfer of Shares pursuant to the exercise of a Right, an individual will recognize ordinary income in an amount equal to the sum of the cash and the fair market value of the Shares received. However, the holder of a Right which pursuant to its terms (i) may be exercised without resulting in the cancellation of a related Option or reducing the number of Shares for which a related Option may be exercised and (ii) which is subject to a limitation on the amount of cash, the fair market value of Shares or a combination thereof that a holder may receive upon exercise, may be deemed for federal income tax purposes to have exercised such Right on the first date on which the aggregate value of cash and/or Shares which may be received by such holder upon the exercise of such Right equals or exceeds such limitation. The federal income tax consequences of such deemed exercise would be the same as in the case of an actual exercise of a Right. Holders of Rights should consult their tax advisers about the federal income tax consequences of a failure to actually exercise a Right on the date that it may be deemed exercised.

     As a result of Section 16(b) of the Exchange Act, the timing of income recognition may be deferred for a period of time (i.e., the 'Deferral Period') for any individual who is an officer or director of the Company or a beneficial owner of more than ten percent (10%) of any class of equity securities of the Company. Absent a written election (pursuant to Section 83(b) of the Code) filed with the Internal Revenue Service within 30 days after the date of transfer of the Shares pursuant to the exercise of the Nonqualified Option or Right to include in income, as of the transfer date, the excess (on such date) of the fair market value of such Shares over their exercise price, recognition of income by the individual will be deferred until the expiration of the Deferral Period, if any.

     With respect to employees, the ordinary income recognized with respect to the transfer of Shares or receipt of cash upon exercise of a Non-Qualified Option or a Right under the 1993 Stock Option Plan will be subject to both wage withholding and employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of a Right for Shares or upon the exercise of a Non-Qualified Option, an individual may elect, subject to the approval of the Committee, to satisfy the liability in whole or in part by directing the Company to withhold Shares from those that would otherwise be issuable to the individual or by tendering other shares of Common Stock owned by the individual. The withheld Shares and other tendered shares will be valued at their fair market value as of the date that the tax withholding obligation arises. Individuals who, by virtue of their positions with the Company, are subject to Section 16(b) of the Exchange Act may elect this method of satisfying the withholding obligation only during certain restricted periods.


     An individual's tax basis in the Shares received on exercise of a Nonqualified Option or a Right will be equal to the amount of any cash paid on exercise, plus the amount of ordinary income recognized by such individual as a result of the receipt of such Shares, and the holding period for such Shares would begin just after the transfer of the Shares, or, in the case of an officer or beneficial owner of more than 10% of any class of registered equity securities of the Company who does not elect to be taxed as of the exercise date, just after the expiration of the Deferral Period, if any. A deduction for federal income tax purposes will be allowed to the employer corporation in an amount equal to the ordinary income included in the gross income of the individual, provided that (i) such amount constitutes an ordinary and necessary business expense and is reasonable and (ii) the limitations of Sections 280G and 162(m) of the Code (as described below) are inapplicable.

     If an individual exercises a Nonqualified Option by delivering other shares, the individual will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the individual's tax basis. The individual, however, will be taxed as described above with respect to the exercise of the Nonqualified Option as if he or she had paid the exercise price in cash, and the employer corporation likewise generally will be entitled to an equivalent tax deduction. So long as the individual receives a separate identifiable stock certificate therefor, his or her tax basis in that number of Shares received on such exercise that is equal to the number of shares surrendered on such exercise will be equal to his or her tax basis in the shares surrendered and his or her holding period for such number of Shares received will include his or her holding period for the shares surrendered. The individual's tax basis and holding period for the additional Shares received on exercise of a Nonqualified Option paid for, in whole or in part, with shares will be the same as if the individual had exercised the Nonqualified Option solely for cash.

     Change in Control. As described above, upon a 'change in control' of the Company, all the then outstanding Options and Rights will immediately become exercisable. In general, if the total amount of payments to an individual that are contingent upon a 'change in control' of the Company (as defined in Section 280G of the Code), including certain payments upon the exercise of Options or Rights under the 1993 Stock Option Plan that vest upon a 'change in control,' equals or exceeds three times the individual's 'base amount' (generally, such individual's average annual compensation for the five complete years preceding the 'change in control'), then, subject to certain exceptions, the payments may be treated as 'parachute payments' under the Code, in which case a portion of such payments would be non-deductible to the Corporation and the individual would be subject to a 20% excise tax on such portion of the payments.

     Certain Limitations on Deductibility of Executive Compensation. As described above under the caption 'Report of the Board of Directors on Executive Compensation', with certain exceptions, Section 162(m) denies a deduction to the Company for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of a Nonqualified Option or Right or the disqualifying disposition of stock purchases pursuant to an Incentive Option). The Company believes that Options (provided such Options are granted at fair market value) and Rights granted under the 1993 Stock Option Plan, as amended, should qualify for the performance-based compensation exemption to Section 162(m).


BENEFITS UNDER THE 1993 STOCK OPTION PLAN

     The number of Options or Rights that may be granted to employees, consultants or executive officers in the future under the 1993 Stock Option Plan cannot be determined with any reasonable degree of certainty, although it is anticipated that grants to executive officers will be made in the future. Options to acquire 40,000 Shares will be granted to each current Director Participant at the time of each annual meeting at which such director is elected to the Board of Directors, the value of which cannot be determined with any reasonable certainty.

     The following table reflects the Options that were received by or allocated to each of the persons set forth below during fiscal year 1995 and fiscal year 1996 through June 10, 1996:

                             1993 STOCK OPTION PLAN

                                                                                    NUMBER OF
NAME AND POSITION                                                                   SHARES(1)
- ---------------------------------------------------------------------------------   ---------
Denis A. Krusos, Chief Executive Officer.........................................   1,300,000
Frank J. DiSanto, President......................................................   1,300,000
Frank W. Trischetta, Senior Vice President of Marketing and Sales................     470,000
Gerald J. Bentivegna, Chief Financial Officer, Vice President--Finance...........     250,000
Executive Group..................................................................   3,320,000
Nonexecutive Director Group......................................................      80,000
Nonexecutive Officer Employee Group..............................................   5,350,000

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                             SELECTION OF AUDITORS

     The shareholders are being asked to ratify the selection of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending October 31, 1996. A representative of Arthur Andersen LLP will be present at the Annual Meeting to answer questions and to make a statement if he desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                             SHAREHOLDER PROPOSALS

     All proposals from shareholders to be considered at the next annual meeting must be received by the Secretary of the Company, 900 Walt Whitman Road, Huntington Station, New York 11746, not later than the close of business

February 20, 1997.

                                 ANNUAL REPORT

     A copy of the Annual Report of the Company, including financial statements for the fiscal year ended October 31, 1995 accompanies this Proxy Statement.

                                           By Order of the Board of Directors,

                                               /s/ Anne Rotondo
                                               ANNE ROTONDO
                                                Secretary

Huntington Station, New York
June 24, 1996

            THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS       PROXY
                                 COPYTELE, INC.
                 ANNUAL MEETING OF SHAREHOLDERS--JULY 24, 1996

     THE UNDERSIGNED shareholder of CopyTele, Inc., a Delaware corporation (the 'Company'), hereby appoints DENIS A. KRUSOS and FRANK J. DISANTO, or either of them, with full power of substitution, as the proxy or proxies of the undersigned at the Annual Meeting of Shareholders of the Company to be held at the Fox Hollow, Woodbury, New York, on July 24, 1996, at 10:30 a.m., and any adjournment(s) thereof, and to vote thereat all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present in accordance with the instructions on the reverse side of this Proxy.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE HEREOF, BUT IF NO SPECIFICATION IS MADE, THE PROXIES INTEND TO VOTE FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS, FOR THE PROPOSED AMENDMENT TO THE COPYTELE, INC. 1993 STOCK OPTION PLAN, AND FOR THE RATIFICATION OF THE SELECTION OF AUDITORS AND, IN THE DISCRETION OF SUCH PROXIES, FOR OR AGAINST SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE SAID MEETING OR ANY ADJOURNMENT(S) THEREOF.

              (continued--to be dated and signed on reverse side)

                                  PLEASE MARK
                                  YOUR VOTE AS
                                  INDICATED IN
                                  THE EXAMPLE    /X/


1.    ELECTION OF DIRECTORS
      ALL NOMINEES LISTED BELOW
      (EXCEPT AS MARKED TO THE
      CONTRARY). DENIS A. KRUSOS,
      FRANK J. DISANTO, GERALD J.
      BENTIVEGNA, JOHN E. GILLIES AND         FOR        WITHHELD
      JOHN R. SHONNARD (INSTRUCTIONS:         / /          / /
      TO WITHHOLD AUTHORITY TO VOTE
      FOR ANY INDIVIDUAL NOMINEE, MARK
      FOR AND WRITE THAT NOMINEE'S
      NAME BELOW.)

      ................................

2.    APPROVAL OF THE            FOR        AGAINST      ABSTAIN
      AMENDMENT TO THE           / /          / /          / /
      COPYTELE, INC. 1993
      STOCK OPTION PLAN.


3.    RATIFICATION OF THE
      SELECTION OF ARTHUR
      ANDERSEN LLP AS
      INDEPENDENT AUDITORS OF
      THE COMPANY FOR THE           FOR      AGAINST      ABSTAIN
      FISCAL YEAR ENDING            / /        / /           / /
      OCTOBER 31, 1996.


4.    IN THE DISCRETION OF SUCH
      PROXIES, UPON SUCH OTHER
      MATTERS AS MAY PROPERLY
      COME BEFORE THE MEETING OR    FOR      AGAINST      ABSTAIN
      ANY ADJOURNMENT(S) THEREOF.   / /        / /           / /



      Receipt is acknowledged of Notice
      of said Meeting, Proxy Statement
      and Annual Report for the fiscal
      year ended October 31, 1995.

      Dated: ___________________ , 1996

      __________________________ (Seal)


      __________________________ (Seal)

      Please sign here exactly as your
      name appears at the left. When
      signing as attorney, executor,
      administrator, trustee or
      guardian, please give your title,
      as such. Each joint owner or
      trustee should sign the proxy.

                                 COPYTELE, INC.

                         Annual Meeting of Shareholders
                          July 24, 1996 -- 10:30 A.M.
                                 To be held at:

                                   FOX HOLLOW

                             7725 Jericho Turnpike
                               Woodbury, New York
                                 (516) 921-1415

                            ------------------------

Long Island Expressway to Exit 44 North     )
(which is Rt. 135 North) to Exit 14 East    )
(which is Woodbury 25 East)                 )
                                            )
Northern State Parkway to Exit 36B North    )          At exit, make right turn
(which is Rt. 135 North) to Exit 14 East    )          onto Jericho Turnpike (25
(which is Woodbury 25 East)                 )          East). Fox Hollow is on
                                            )          left after first traffic
                                            )          light.
                                            )
Belt Parkway to Southern State Parkway to   )
Exit 28A North (which is Rt. 135 North) to  )
Exit 14 East (which is Woodbury 25 East)    )



                NB: THIS WILL PRINT ON BOTTOM OF STENCIL PAGE.